Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lauren Levine
(212) 850-5651, (212) 850-5776

For Immediate Release

GUITAR CENTER REPORTS 2005 FOURTH QUARTER AND FULL YEAR SALES

•                  Company’s Fourth Quarter Consolidated Net Sales Increase 19.8%

•                  Comparable Guitar Center Store Sales Increase 4.6%

•                  Musician’s Friend Net Sales Up 21.6%

•                  Comparable Music & Arts Sales Increase 2.9%

Westlake Village, CA (January 11, 2006) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported sales for the fourth quarter and the year ended December 31, 2005.

Consolidated net sales for the quarter ended December 31, 2005 increased 19.8% to $562.0 million from $468.9 million in the same period last year.  Net sales from Guitar Center stores were $409.9 million for the fourth quarter, a 13.0% increase from $362.8 million reported in the same period last year.  Comparable Guitar Center store sales increased 4.6% for the quarter.  Net sales from new stores contributed $30.6 million and represent 65.0% of the total increase in Guitar Center store net sales.  In the fourth quarter, Musician’s Friend net sales increased 21.6% to $114.8 million from $94.4 million in the fourth quarter of 2004.  Net sales from Music & Arts stores were $37.3 million for the fourth quarter compared to $11.7 million generated in the fourth quarter of 2004.  Comparable Music & Arts sales increased 2.9% for the quarter.  The Company acquired Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name.  Fourth quarter 2005 sales results reflect the combined operations of Music & Arts and American Music while fourth quarter 2004 sales results only include results from American Music.

Bruce Ross, Executive Vice President and Chief Financial Officer of Guitar Center, said, “We generated consolidated sales for the fourth quarter within the range of our previously provided guidance.  In addition, our Guitar Center comparable store sales and Music & Arts comparable sales were in line with our expectations.  Finally, while direct response sales increased significantly compared to the fourth quarter of 2004, we also continued to experience a very competitive environment in that business as has been the case over the last several quarters.”

Net sales for the year ended December 31, 2005 increased 17.8% to $1.782 billion compared with $1.513 billion for 2004.  Net sales from Guitar Center stores for 2005 totaled $1.314 billion, a 13.2% increase from $1.162 million in 2004.  Comparable Guitar Center store sales for the full year increased 5.8%.  Net sales from new stores contributed $85.3 million and represent 55.9% of the total increase in Guitar Center store net sales.  Musician’s Friend net sales increased 17.3% to $365.1 million in 2005 from $311.3 million in 2004.  Net sales from Music & Arts stores for 2005 totaled $102.4 million compared to $40.4 million in 2004.  Comparable Music & Arts sales for the full year declined 0.3%.  The Company acquired Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name.  Full year 2005 sales results reflect the combined operations of Music & Arts and American Music while 2004 sales results only include results from American Music.

The information provided in this press release is based on preliminary, unaudited revenue information that is subject to adjustment as we complete our year-end audit process.  In addition, this press release is not intended to update our prior earnings guidance or otherwise represent a comment on our expected financial results for the fourth quarter and full year ended December 31, 2005.

Fourth quarter and full-year financial results are scheduled to be released after market close on February 15, 2006.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 161 Guitar Center stores, with 126 stores in 50 major markets and 35 stores in secondary markets across the U.S.  In addition, the Music & Arts division operates 81 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to financial results for the fourth quarter and the full fiscal year ended December 31, 2005.  The financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment.  We cannot assure you that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.